                      CONFIRMING STATEMENT
     This Statement confirms that the undersigned has authorized and designated John M. Matheson to execute and file on the
undersigned's behalf all Forms 3, 4 and 5 (including any
amendments thereto) that the undersigned may be required to file with the United States Securities and Exchange Commission as a
result of the undersigned's ownership of, or transactions in, securities of Global Power Equipment Group Inc.  The authority of
John M. Matheson under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4 or 5 with regard to the undersigned's ownership of or transactions in
securities of Global Power Equipment Group Inc., unless earlier revoked in writing.  The undersigned acknowledges that John M.
Matheson is not assuming, nor is Global Power Equipment Group
Inc. assuming, any of the undersigned's responsibilities to
comply with the reporting requirements under Section 16 of the
Securities Exchange Act of 1934.
/s/ Monte Ness
_________________________
Monte Ness

October 29, 2003